Exhibit 5.1

ELVINGER, HOSS & PRUSSEN

AVOCATS A LA COUR

ANDRE ELVINGER
JEAN HOSS	2, Place Winston Churchill Tél. (352) 44 66 440
YVES PRUSSEN	B.P. 425
JACQUES ELVINGER	L-2014 Luxembourg Fax (352) 44 22 55
MARC ELVINGER PHILIPPE HOSS
MARTINE ELVINGER
PIT RECKINGER
MANOU HOSS
PATRICK REUTER	To the Board of Directors of Ternium S.A.
PIERRE ELVINGER GAST JUNCKER PATRICK SANTER JEROME WIGNY MYRIAM PIERRAT FRANZ FAYOT TOINON HOSS	Luxembourg, 26th January 2006
FRANCOIS FELTEN

Our ref.: TH/sor

Re: TERNIUM S.A. – F1 Registration Statement

Ladies and Gentlemen,

We are acting as Luxembourg counsel for Ternium S.A. (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the US Securities Act of 1933, as amended, relating to the offering by the Company of ADSs in the Company representing 10 ordinary shares with a nominal value of 1 USD of the Company.

We understand from the Registration Statement that the obligation to deliver shares to the underwriters (other than Inversora Siderurgica Limited) of the Company for the offering under the Registration Statement will be satisfied by the transfer of shares of the Company by Inversora Siderurgica Limited (the “Offered Shares”).

We are familiar with the corporate proceedings of the Company to date with respect to the issuance and sale of ordinary shares, including resolutions of the board of directors and extraordinary general shareholders’ meetings of the Company (the “Resolutions”) authorizing the issuance, offering and sale of ordinary shares, and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. We have in particular reviewed minutes of an extraordinary general shareholders meeting of 17th June 2005 which determined the authorised share capital of the Company and authorising the board of directors to issue the shares in the Company and in this respect waive the preferential subscription rights of existing shareholders and the notarial deeds of 29th June 2005 and 15th September 2005 recording the issue of shares (including the Offered Shares) to Inversora Siderurgica Limited.

We express no opinion as to any laws other than the laws of the Grand-Duchy of Luxembourg and this opinion is to be construed under Luxembourg law.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a validly existing société anonyme holding under the laws of the Grand Duchy of Luxembourg.

2. The Offered Shares being offered by the Company have been validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Validity of Securities” and “Taxation, Grand Duchy of Luxembourg” in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Elvinger, Hoss & Prussen

/s/ Toinon Hoss

By: Toinon Hoss

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